Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CEVA, INC.

The undersigned, being the duly elected Secretary of Ceva, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.  The name of the Corporation is Ceva, Inc. The Corporation was originally incorporated under the name DSP Cores Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 22, 1999. An amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 21, 2000, changing the name of the Corporation to Corage, Inc. A subsequent amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 15, 2000, increasing the authorized capital of the Corporation. The most recent amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 4, 2002, changing the name of the Corporation to Ceva, Inc.

2.  The Board of Directors of the Corporation has duly adopted resolutions proposing to amend and restate the Certificate of Incorporation and all amendments thereto, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the sole stockholder thereof. The sole stockholder of the Corporation duly approved the proposed amendment and restatement by written consent. The resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation and all amendments thereto be amended and restated in its entirety as follows:

ARTICLE I

The name of the corporation is ParthusCeva, Inc. (the “Corporation”).

ARTICLE II

The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation is to have perpetual existence.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation is authorized to issue is ONE HUNDRED FIVE MILLION (105,000,000) shares, with a par value of one tenth of one cent ($0.001) per share. ONE HUNDRED MILLION (100,000,000) shares shall be Common Stock, with a par value of one tenth of one cent ($0.001) per share, and FIVE MILLION (5,000,000) shares shall be Preferred Stock, with a par value of one tenth of one cent ($0.001) per share.

Any of the shares of Preferred Stock may be issued from time to time in one or more series. Subject to the limitations and restrictions set forth in this Article IV, the Board of Directors of the Corporation (the “Board”), by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Notwithstanding the foregoing, there shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this Article IV otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his/her name on the books of the Corporation. Dividends may be declared and paid on the Common Stock from funds lawfully available therefore as and when determined by the Board and subject to any preferential dividend or other rights of any then outstanding Preferred Stock. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the

Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

ARTICLE V

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. At any annual or special meeting of stockholders of the Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner provided by the Bylaws of the Corporation (the “Bylaws”). Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws, and notwithstanding that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal or to adopt any provision inconsistent with, this Article V.

ARTICLE VI

In furtherance of and not in limitation of the powers conferred it by the State of Delaware, the Board is expressly authorized to make, alter, or repeal the Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws, and notwithstanding that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal or to adopt any provision inconsistent with, this Article VI.

ARTICLE VII

The number of directors which constitute the whole Board shall be as specified in the Bylaws. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VIII

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE X

To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. This Article X does not affect the availability of equitable remedies for breach of fiduciary duties.

ARTICLE XI

To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees or agents (and any other persons to which the laws of the State of Delaware permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware statutory or decisional law, with respect to actions for breach of duty to a corporation, its stockholders, and others.

This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and the sole stockholder of the Corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation is executed on behalf of the Corporation by its Secretary this              day of             , 2002.

, Secretary

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